Citigroup Global Markets Holdings Inc.	October 17, 2025 Medium-Term Senior Notes, Series N Pricing Supplement No. 2025-USNCH28921 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270327 and 333-270327-01

Market-Linked Notes Linked to an Equally Weighted Basket of Three Underlyings Due October 21, 2027

▪	The notes offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the notes do not pay interest. Instead, the notes offer the potential for a return at maturity based on the performance of an equally weighted basket composed of the underlyings specified below from the initial basket value to the final basket value.

▪	If the basket appreciates from the initial basket value to the final basket value, you will receive a positive return at maturity equal to that appreciation, subject to the maximum return at maturity specified below. However, if the basket remains the same or depreciates from the initial basket value to the final basket value, you will be repaid the stated principal amount of your notes at maturity but will not receive any return on your investment. Even if the basket appreciates from the initial basket value to the final basket value, so that you do receive a positive return at maturity, there is no assurance that your total return at maturity on the notes will compensate you for the effects of inflation or be as great as the yield you could have achieved on a conventional debt security of ours of comparable maturity.

▪	In exchange for the possibility of a positive return at maturity based on the performance of the basket and repayment of the principal amount even if the basket depreciates, investors in the notes must be willing to forgo (i) any return on the notes in excess of the maximum return at maturity and (ii) dividends with respect to any underlying. If the basket does not appreciate from the initial basket value to the final basket value, you will not receive any return on your investment in the notes.

▪	In order to obtain the modified exposure to the basket that the notes provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the notes if we and Citigroup Inc. default on our obligations. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Basket:	Underlying	Weighting	Initial underlying value*
	EURO STOXX 50® Index	1/3	5,607.39
	Russell 2000® Index	1/3	2,452.173
	S&P 500® Index	1/3	6,664.01
*For each underlying, its closing value on the pricing date
Stated principal amount:	$1,000 per note
Pricing date:	October 17, 2025
Issue date:	October 22, 2025
Valuation date:	October 18, 2027, subject to postponement if such date is not a scheduled trading day or certain market disruption events occur
Maturity date:	October 21, 2027
Payment at maturity:	You will receive at maturity for each note you then hold, the stated principal amount plus the note return amount, which will be either zero or positive
Note return amount:

If the final basket value is greater than the initial basket value:

The return amount, subject to the maximum return at maturity

If the final basket value is less than or equal to the initial basket value:

$0

Initial basket value:	100
Final basket value:	100 × (1 + the sum of the weighted underlying returns of the underlyings)
Return amount:	$1,000 × the basket return × the upside participation rate
Upside participation rate:	100.00%
Basket return:	(i) The final basket value minus the initial basket value, divided by (ii) the initial basket value
Weighted underlying return:	For each underlying, its underlying return multiplied by its weighting
Final underlying value:	For each underlying, its closing value on the valuation date
Underlying return:	For each underlying, (i) its final underlying value minus its initial underlying value, divided by (ii) its initial underlying value
Maximum return at maturity:	$104.00 per note (10.40% of the stated principal amount). The payment at maturity per note will not exceed the stated principal amount plus the maximum return at maturity.
Listing:	The notes will not be listed on any securities exchange
CUSIP / ISIN:	17331BJZ3 / US17331BJZ31
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer(3)
Per note:	$1,000.00	$18.50	$981.50
Total:	$1,000,000.00	$18,500.00	$981,500.00

(1) On the date of this pricing supplement, the estimated value of the notes is $974.20 per note, which is less than the issue price.  The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) CGMI will receive an underwriting fee of up to $18.50 for each note sold in this offering. The total underwriting fee and proceeds to issuer in the table above give effect to the actual total underwriting fee. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a variable selling concession of up to $17.50 for each note they sell and a structuring fee of up to $1.00 for each note they sell. For more information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) The per note proceeds to issuer indicated above represent the minimum per note proceeds to issuer for any note, assuming the maximum per note underwriting fee. As noted above, the underwriting fee is variable.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks below:

Product Supplement No. EA-03-09 dated March 7, 2023	Underlying Supplement No. 11 dated March 7, 2023

Prospectus Supplement and Prospectus each dated March 7, 2023

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

Additional Information

General. The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing value of each underlying will be determined and about adjustments that may be made to the terms of the notes upon the occurrence of market disruption events and other specified events with respect to each underlying. The accompanying underlying supplement contains information about each underlying that is not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Closing Value. The closing value of each underlying on any date is its closing level on that date, as described in the accompanying product supplement.

Payout Diagram

The diagram below illustrates your payment at maturity for a range of hypothetical basket returns.

Investors in the notes will not receive any dividends with respect to the stocks included in any underlying. The diagram and examples below do not show any effect of lost dividend yield over the term of the notes. See “Summary Risk Factors—You will not receive dividends or have any other rights with respect to the underlyings” below.

Payout Diagram

$2,000.00
$1,750.00
$1,500.00
$1,250.00
$1,000.00
$750.00
$500.00
$250.00
$0.00
Payment at Maturity per $1,000 Stated Principal Amount
$1,000.00
Stated Principal
Amount
$1,104.00 Maximum
Payment at Maturity
10.40%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Basket Return

■ The Notes	■ The Basket
PS-2

Citigroup Global Markets Holdings Inc.

Hypothetical Examples

The examples below illustrate how to determine the payment at maturity on the notes, assuming the various hypothetical final basket values indicated below. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of what the actual payment at maturity on the notes will be. The actual payment at maturity will depend on the actual final basket value.

The examples below are based on the following hypothetical values and do not reflect the actual initial underlying values of the underlyings. For the actual initial underlying value of each underlying, see the cover page of this pricing supplement. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the notes work. However, you should understand that the actual payment at maturity on the notes will be calculated based on the actual initial underlying value of each underlying, and not the hypothetical values indicated below. For ease of analysis, figures below have been rounded.

Underlying	Hypothetical initial underlying value
EURO STOXX 50® Index	100.00
Russell 2000® Index	100.00
S&P 500® Index	100.00

Example 1—Upside Scenario A. The final basket value is 105.00, resulting in a 5.00% basket return. In this example, the final basket value is greater than the initial basket value.

Underlying	Hypothetical Final Underlying Value	Hypothetical Underlying Return	Weighting	Hypothetical Weighted Underlying Return
EURO STOXX 50® Index	105.00	5.00%	1/3	1.66667%
Russell 2000® Index	100.00	0.00%	1/3	0.00%
S&P 500® Index	110.00	10.00%	1/3	3.33333%
			Sum of the hypothetical weighted underlying returns:	5.00%
			Hypothetical final basket value:	100 × (1 + the sum of the hypothetical weighted underlying returns) = 100 × (1 + 5.00%) = 105.00000

Payment at maturity per note = $1,000 + the return amount, subject to the maximum return at maturity

= $1,000 + ($1,000 × the basket return × the upside participation rate), subject to the maximum return at maturity

= $1,000 + ($1,000 × 5.00% × 100.00%), subject to the maximum return at maturity

= $1,000 + $50.00, subject to the maximum return at maturity

= $1,050.00

In this scenario, the basket has appreciated from the initial basket value to the final basket value, and your total return at maturity would equal the basket return multiplied by the upside participation rate.

Example 2—Upside Scenario B. The final basket value is 150.00, resulting in a 50.00% basket return. In this example, the final basket value is greater than the initial basket value.

Underlying	Hypothetical Final Underlying Value	Hypothetical Underlying Return	Weighting	Hypothetical Weighted Underlying Return
EURO STOXX 50® Index	185.00	85.00%	1/3	28.33333%
Russell 2000® Index	130.00	30.00%	1/3	10.00%
S&P 500® Index	135.00	35.00%	1/3	11.66667%
			Sum of the hypothetical weighted underlying returns	50.00%
			Hypothetical final basket value:	100 × (1 + the sum of the hypothetical weighted underlying returns) = 100 × (1 + 50.00%) = 150.00000

Payment at maturity per note = $1,000 + the return amount, subject to the maximum return at maturity

= $1,000 + ($1,000 × the basket return × the upside participation rate), subject to the maximum return at maturity

= $1,000 + ($1,000 × 50.00% × 100.00%), subject to the maximum return at maturity

= $1,000 + $500.00, subject to the maximum return at maturity

= $1,104.00

In this scenario, the basket has appreciated from the initial basket value to the final basket value, but the basket return multiplied by the upside participation rate would exceed the maximum return at maturity. As a result, your total return at maturity in this scenario would be limited to the maximum return at maturity, and an investment in the notes would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the basket without a maximum return.

PS-3

Citigroup Global Markets Holdings Inc.

Example 3—Par Scenario. The final basket value is 95.00, resulting in a -5.00% basket return. In this example, the final basket value is less than the initial basket value.

Underlying	Hypothetical Final Underlying Value	Hypothetical Underlying Return	Weighting	Hypothetical Weighted Underlying Return
EURO STOXX 50® Index	100.00	0.00%	1/3	0.00%
Russell 2000® Index	100.00	0.00%	1/3	0.00%
S&P 500® Index	85.00	-15.00%	1/3	-5.00%
			Sum of the hypothetical weighted underlying returns	-5.00%
			Hypothetical final basket value:	100 × (1 + the sum of the hypothetical weighted underlying returns) = 100 × (1 + -5.00%) = 95.00000

Payment at maturity per note = $1,000 + the return amount

= $1,000 + $0

= $1,000.00

In this scenario, the basket has depreciated from the initial basket value to the final basket value. As a result, the payment at maturity per note would equal the $1,000 stated principal amount per note and you would not receive any positive return on your investment.

PS-4

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the basket. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisors as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Notes” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may not receive any return on your investment in the notes. You will receive a positive return on your investment in the notes only if the basket appreciates from the initial basket value to the final basket value. If the final basket value of the basket is less than or equal to the initial basket value, you will receive only the stated principal amount of $1,000 for each note you hold at maturity. As the notes do not pay any interest, even if the basket appreciates from the initial basket value to the final basket value, there is no assurance that your total return on the notes will be as great as could have been achieved on our conventional debt securities of comparable maturity.

▪	Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms if the basket declines or does not appreciate sufficiently from the initial basket value to the final basket value. This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. This potential loss in real value terms is significant given the term of the notes. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

▪	Your potential return on the notes is limited. Your potential total return on the notes at maturity is limited to the maximum return at maturity, even if the basket appreciates by significantly more than the maximum return at maturity. If the basket appreciates by more than the maximum return at maturity, the notes will underperform an alternative investment providing 1-to-1 exposure to the performance of the basket. When lost dividends are taken into account, the notes may underperform an alternative investment providing 1-to-1 exposure to the performance of the basket even if the basket appreciates by less than the maximum return at maturity.

▪	The notes do not pay interest. Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity. You should not invest in the notes if you seek current income during the term of the notes.

▪	You will not receive dividends or have any other rights with respect to the underlyings. You will not receive any dividends with respect to the underlyings. This lost dividend yield may be significant over the term of the notes. The payment scenarios described in this pricing supplement do not show any effect of such lost dividend yield over the term of the notes. In addition, you will not have voting rights or any other rights with respect to the underlyings or the stocks included in the underlyings.

▪	Your payment at maturity depends on the value of the basket on a single day. Because your payment at maturity depends on the value of the basket solely on the valuation date, you are subject to the risk that the value of the basket on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the notes. If you had invested in another instrument linked to the basket that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing values of the basket, you might have achieved better returns.

▪	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

▪	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

▪	Sale of the notes prior to maturity may result in a loss of principal. You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

▪	The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the

PS-5

Citigroup Global Markets Holdings Inc.

notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of, and correlation between, the closing values of the underlyings, dividend yields on the underlyings and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

▪	The estimated value of the notes would be lower if it were calculated based on our secondary market rate. The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the notes.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

▪	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

▪	The value of the notes prior to maturity will fluctuate based on many unpredictable factors. The value of your notes prior to maturity will fluctuate based on the closing values of the underlyings, the volatility of, and correlation between, the closing values of the underlyings, dividend yields on the underlyings, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors Relating to the Notes—Risk Factors Relating to All Notes—The value of your notes prior to maturity will fluctuate based on many unpredictable factors” in the accompanying product supplement. Changes in the closing values of the underlyings may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

▪	Changes in the closing values of the underlyings may offset each other. The performances of the underlyings may not be correlated with each other. If one of the underlyings appreciates, the other underlyings may not appreciate as much or may even depreciate. In such event, the appreciation of one of the underlyings may be moderated, wholly offset or more than offset by lesser appreciation or by depreciation in the value of the other underlyings.

▪	The underlyings may be highly correlated in decline. The performances of the underlyings may become highly correlated during periods of declining prices. This may occur because of events that have broad effects on markets generally or on the markets that the underlyings track. If the underlyings become correlated in decline, the depreciation of one underlying will not be offset by the performance of the other underlyings and, in fact, each underlying may contribute to an overall decline from the initial basket value to the final basket value.

▪	An investment in the notes is not a diversified investment. The fact that the notes are linked to a basket does not mean that the notes represent a diversified investment. First, although the underlyings differ in important respects, they each track the performance of equity markets, and each may perform poorly if there is a global downturn in equity markets. Second, the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. No amount of diversification that may be represented by the underlyings will offset the risk that we and Citigroup Inc. may default on our obligations.

PS-6

Citigroup Global Markets Holdings Inc.

▪	Our offering of the notes is not a recommendation of the basket or the underlyings. The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the basket or any of the underlyings is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlyings or in instruments related to the underlyings, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlyings. These and other activities of our affiliates may affect the closing values of the underlyings in a way that negatively affects the value of and your return on the notes.

▪	The EURO STOXX 50® Index is subject to risks associated with non-U.S. markets. Investments linked to the value of non-U.S. stocks involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

▪	The performance of the EURO STOXX 50® Index will not be adjusted for changes in the exchange rate between the euro and the U.S. dollar. The EURO STOXX 50® Index is composed of stocks traded in euro, the value of which may be subject to a high degree of fluctuation relative to the U.S. dollar. However, the performance of the EURO STOXX 50® Index and the value of your securities will not be adjusted for exchange rate fluctuations. If the euro appreciates relative to the U.S. dollar over the term of the securities, the performance of the EURO STOXX 50® Index as measured for the purposes of the securities will be less than it would have been if it offered exposure to that appreciation in addition to the change in the prices of the stocks included in the EURO STOXX 50® Index.

▪	The Russell 2000® Index is subject to risks associated with small capitalization stocks. The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

▪	The closing value of an underlying may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the notes through CGMI or other of our affiliates, who have taken positions in the underlyings or in financial instruments related to the underlyings and may adjust such positions during the term of the notes. Our affiliates also take positions in the underlyings or in financial instruments related to the underlyings on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing values of the underlyings in a way that negatively affects the value of and your return on the notes. They could also result in substantial returns for us or our affiliates while the value of the notes declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlyings in a way that negatively affects the value of and your return on the notes. They could also result in substantial returns for us or our affiliates while the value of the notes declines. In addition, in the course of this business, we or our affiliates may acquire non-public information, which will not be disclosed to you.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes. If certain events occur during the term of the notes, such as market disruption events and other events with respect to an underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the notes. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes. See “Risk Factors Relating to the Notes—Risk Factors Relating to All Notes—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes” in the accompanying product supplement.

▪	Changes that affect the underlyings may affect the value of your notes. The sponsors of the underlyings may at any time make methodological changes or other changes in the manner in which they operate that could affect the values of the underlyings. We are not affiliated with any such underlying sponsor and, accordingly, we have no control over any changes any such sponsor may make. Such changes could adversely affect the performance of the underlyings and the value of and your return on the notes.

PS-7

Citigroup Global Markets Holdings Inc.

Hypothetical Historical Information About the Basket

Because the basket exists solely for purposes of these notes, historical information on the performance of the basket does not exist for dates prior to the pricing date for these notes. The graph below sets forth the hypothetical historical daily values of the basket for the period from January 2, 2015 to October 17, 2025, assuming that the basket was created on January 2, 2015 with the same underlyings and corresponding weights in the basket and with a value of 100 on that date. The hypothetical performance of the basket is based on the actual closing values of the underlyings on the applicable dates. We obtained these closing values from Bloomberg L.P., without independent verification. Any historical trend in the value of the basket during the period shown below is not an indication of the performance of the basket during the term of the notes.

Hypothetical Historical Basket Performance January 2, 2015 to October 17, 2025

PS-8

Citigroup Global Markets Holdings Inc.

Information About the EURO STOXX 50® Index

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of certain European countries. The EURO STOXX 50® Index is reported by Bloomberg L.P. under the ticker symbol “SX5E.”

STOXX Limited (“STOXX”) and its licensors and CGMI have entered into a non-exclusive license agreement providing for the license to CGMI and its affiliates, in exchange for a fee, of the right to use the EURO STOXX 50® Index, which is owned and published by STOXX, in connection with certain financial instruments, including the securities. For more information, see “Equity Index Descriptions—The STOXX Benchmark Indices—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The STOXX Benchmark Indices” in the accompanying underlying supplement for important disclosures regarding the EURO STOXX 50® Index.

We have derived all information regarding the EURO STOXX 50® Index from publicly available information and have not independently verified any information regarding the EURO STOXX 50® Index.  This pricing supplement relates only to the notes and not to the EURO STOXX 50® Index.  We make no representation as to the performance of the EURO STOXX 50® Index over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only.  The sponsor of the EURO STOXX 50® Index is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The closing value of the EURO STOXX 50® Index on October 17, 2025 was 5,607.39.

The graph below shows the closing value of the EURO STOXX 50® Index for each day such value was available from January 2, 2015 to October 17, 2025. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take the historical closing values as an indication of future performance.

EURO STOXX 50® Index – Historical Closing Values January 2, 2015 to October 17, 2025

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Citigroup Global Markets Holdings Inc.

Information About the Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. All stocks included in the Russell 2000® Index are traded on a major U.S. exchange. It is calculated and maintained by FTSE Russell.

Please refer to the section “Equity Index Descriptions— The Russell Indices” in the accompanying underlying supplement for additional information.

We have derived all information regarding the Russell 2000® Index from publicly available information and have not independently verified any information regarding the Russell 2000® Index. This pricing supplement relates only to the notes and not to the Russell 2000® Index. We make no representation as to the performance of the Russell 2000® Index over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the Russell 2000® Index is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The closing value of the Russell 2000® Index on October 17, 2025 was 2,452.173.

The graph below shows the closing value of the Russell 2000® Index for each day such value was available from January 2, 2015 to October 17, 2025. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take the historical closing values as an indication of future performance.

Russell 2000® Index – Historical Closing Values January 2, 2015 to October 17, 2025

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Citigroup Global Markets Holdings Inc.

Information About the S&P 500® Index

The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC.

Please refer to the section “Equity Index Descriptions— The S&P U.S. Indices” in the accompanying underlying supplement for additional information.

We have derived all information regarding the S&P 500® Index from publicly available information and have not independently verified any information regarding the S&P 500® Index. This pricing supplement relates only to the notes and not to the S&P 500® Index. We make no representation as to the performance of the S&P 500® Index over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the S&P 500® Index is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The closing value of the S&P 500® Index on October 17, 2025 was 6,664.01.

The graph below shows the closing value of the S&P 500® Index for each day such value was available from January 2, 2015 to October 17, 2025. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take the historical closing values as an indication of future performance.

S&P 500® Index – Historical Closing Values January 2, 2015 to October 17, 2025

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Citigroup Global Markets Holdings Inc.

United States Federal Income Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment.

If you are a U.S. Holder (as defined in the accompanying product supplement), you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes.  We are required to construct a “projected payment schedule” in respect of the notes representing a payment the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield.  Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes at maturity as determined under the projected payment schedule.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes.  Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes.  Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the note and as capital loss thereafter.

We have determined that the comparable yield for a note is a rate of 3.941%, compounded semi-annually, and that the projected payment schedule with respect to a note consists of a single payment of $1,081.160 at maturity.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

Non-U.S. Holders. Subject to the discussions below regarding Section 871(m) and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying product  supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.  See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents Under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“Underlying Securities”)  or indices that include Underlying Securities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations.  However, the regulations, as modified by an Internal Revenue Service (“IRS”) notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one.  Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any Underlying Security and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions.  You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Citigroup Global Markets Holdings Inc.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of up to $18.50 for each note sold in this offering. The actual underwriting fee will be equal to the selling concession and structuring fee provided to selected dealers, as described in this paragraph. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a variable selling concession of up to $17.50 for each note they sell and a structuring fee of up to $1.00 for each note they sell.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time.  See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., and Karen Wang, Senior Vice President – Corporate Securities Issuance Legal of Citigroup Inc.  In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated February 14, 2024, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on February 14, 2024, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

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Citigroup Global Markets Holdings Inc.

In the opinion of Karen Wang, Senior Vice President – Corporate Securities Issuance Legal of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such notes by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents.  This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Karen Wang, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

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